EXHIBIT 10.1

Kraljice Jakvinte 6,

Podgorica, Montenegro 81102

SERVICE AGREEMENT NO. 25-20-08

This Service Agreement is made and entered into as of August 20, 2025, by and between:

Contractor: Unity Forge Inc, a corporation organized and existing under the laws of the State of Wyoming, with its principal office located at 30 N Gould St Ste R, Sheridan, WY 82801, USA.

Client: Ivan Manida, residing at 32/16 Soi Phon Chalong, Moo 9, Chaofa Road East, Chalong, Mueang Phuket District, Phuket 83130, Thailand.

1. Scope of Services

The Contractor agrees to provide IT services to the Client, including but not limited to:

•	Office network setup and configuration;
•	Server setup and administration;
•	IT consulting and technical support.

The Contractor shall provide the services on a non-exclusive, independent contractor basis for the term of this Agreement.

2. Term

This Agreement shall commence on August 20, 2025 and shall continue until October 20, 2025, unless terminated earlier in accordance with Section 7.

3. Compensation

•	The Client agrees to pay the Contractor a fixed fee of USD 8,000 as a prepayment for the Services.
•	Payment shall be made within 7 business days of signing this Agreement.
•	Additional services outside the scope defined in Section 1 may be agreed upon in writing and billed separately.

4. Independent Contractor

The Contractor is engaged as an independent contractor. Nothing in this Agreement shall be construed as creating an employer-employee relationship, partnership, or joint venture.

5. Confidentiality

The Contractor agrees to maintain the confidentiality of any proprietary or confidential information received from the Client during the term of this Agreement and thereafter.

6. Intellectual Property

Any materials, documentation, or systems created by the Contractor specifically for the Client in the course of providing the Services shall be considered the property of the Client.

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7. Termination

Either party may terminate this Agreement by providing 14 days’ written notice. In the event of termination, the Contractor shall refund the unused portion of the prepayment, if applicable, based on services actually rendered.

8. Liability

The Contractor shall perform the Services with reasonable care and skill. However, the Contractor shall not be liable for any indirect, incidental, or consequential damages. The Client’s maximum liability under this Agreement shall not exceed the total amount paid to the Contractor.

9. Force Majeure

Neither party shall be liable for any delay or failure to perform its obligations under this Agreement due to events beyond its reasonable control, including but not limited to natural disasters, acts of government, war, terrorism, labor disputes, or power failures. The affected party shall promptly notify the other party of such event.

10. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, United States of America.

11. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior understandings, whether written or oral.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Contractor:	Client:

Sign: /s/ Nikola Rovcanin	Sign: /s/ Ivan Manida
Nikola Rovcanin	Ivan Manida
Title: President

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